Exhibit 10.18

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made this 27th day of February, 2008, by and between TRUST BENEFITS ONLINE, LLC, a Delaware limited liability company ("Assignor"), and, BENEFITS TECHNOLOGIES, LLC, a Delaware limited liability company ("Assignee").

WHEREAS, pursuant to Section 1.2 of that certain Asset Contribution and Combination Agreement by and among Assignor, Assignee, Information Concepts, (“ICI”), Associated Third Party Administrators, Inc. (“ATPA”), Scott Vandeursen, Ronald D. Jensen and Bruce L. Biller dated January 31, 2008 (the "Purchase Agreement"), and as a condition of the Assignee's purchase of certain assets of Assignor, Assignor has agreed to transfer certain of the liabilities of Assignor, including, without limitation, all of Assignor's right, title and interest in and to those certain contracts, leases and agreements set forth on Schedule A attached hereto and incorporated herein by this reference (collectively, the "Contracts"), and Assignee has agreed to assume the Contracts.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the undersigned parties, intending to be legally bound, agree as follows:

1. As of February 1, 2008 (the "Effective Date"), Assignor assigns, conveys and transfers to Assignee all of Assignor's right, title, interest, benefit, obligations, and liabilities under, in and to the Contracts.

2. As of the Effective Date, Assignee assumes all of Assignor's right, title, interest, benefit, obligations, and liabilities under, in and to the Contracts.

3. Assignor shall indemnify and hold Assignee harmless from and against all expenses, liabilities, claims, demands, debts, dues, proceedings, actions, and causes of action, including reasonable attorneys' fees, in connection with any act, matter or thing which occurred under or in connection with the Contracts up to the Effective Date.

4. Assignee shall indemnify and hold Assignor harmless from and against all expenses, liabilities, claims, demands, debts, dues, proceedings, actions, and causes of action, including reasonable attorneys' fees, in connection with any act, matter or thing which occurred under or in connection with the Contracts from and after the Effective Date.

5. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard for its rules concerning conflicts of laws. Any party who wishes to bring against the other party a civil action or proceeding arising out of or relating to this Agreement may bring such action or proceeding only in a state or federal court in California. For this purpose, each party consents to personal jurisdiction in such state or federal court and waives any right to dismiss or transfer such action or proceeding because of the inconvenience of the forum. Nothing in this section shall prevent enforcement in another forum of any judgment obtained in a court identified in the second sentence of this Section 5. This Agreement may not be modified except by a writing executed by all the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and upon their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNEE: BENEFITS TECHNOLOGIES, LLC

By:	/s/ Leonard Neuhaus
Name: Len Neuhaus
Title: Chairman

ASSIGNOR TRUST BENEFITS ONLINE, LLC

By:	/s/ Scott VanDeursen
Name: Scott VanDeursen
Title: Manager

SCHEDULE A

All contracts listed on the attached eight pages marked “Schedule 1.2.1” and “Schedule 1.2.3”